Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Chi Hea Cho

Public Relations

(415) 281-5304

chcho@salesforce.com

Keith Block Joins Salesforce.com as President and Vice Chairman

Leading technology veteran to head salesforce.com’s customer facing operations

Block appointed to salesforce.com’s Board of Directors

SAN FRANCISCO—June 6, 2013—Salesforce.com [NYSE: CRM], the world’s #1 CRM platform (http://www.salesforce.com/), today announced that Keith Block has joined the company as President and Vice Chairman, leading the company’s global sales, customer support and consulting services organizations. In addition, Block has been appointed to salesforce.com’s Board of Directors.

Block has led winning sales, consulting and engineering teams for nearly 30 years. In his most recent role as Oracle’s Executive Vice President of North America Sales & Consulting, Block led an 11,000-person team and built a multi-billion dollar sales business unit that achieved record revenue growth and margin expansion over the span of 10 years.

Comments on the News

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“We are thrilled to welcome Keith to salesforce.com,” said Marc Benioff, Chairman and CEO, salesforce.com. “His exceptional track record leading sales, consulting and engineering teams makes him a powerful addition to our world-class distribution and leadership team.”

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“14 years ago, salesforce.com completely changed the face of enterprise software and they are once again leading a new era of software with next generation social and mobile cloud technologies,” said Keith Block, President and Vice Chairman, salesforce.com. “I’m incredibly excited to join salesforce.com and help pave the way to $10 billion by delivering innovation, growth and customer success.”

Background on Keith Block

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Prior to joining salesforce.com, Block spent 26 years at Oracle, where he led the transformation to a specialized sales model to support industry, solution and market segmentation. In addition, Block served as an Executive Officer at Oracle and a member of Oracle’s Executive Committee.

•	Block began his career at Booz Allen Hamilton as a senior consultant to Air Force executives.

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Block serves on the Board of Trustees at the Concord Museum, the Advisory Board at Carnegie-Mellon University Heinz Graduate School, and the President’s Advisory Council for Carnegie-Mellon University.

•	Block holds an M.S. in Management & Policy Analysis and a B.S. in Information Systems Management from Carnegie-Mellon University. He is also a graduate of Carnegie-Mellon Heinz Graduate School.

About salesforce.com

Salesforce is the world’s largest provider of customer relationship management (CRM) software. For more information about Salesforce.com (NYSE: CRM), visit: www.salesforce.com. Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://salesforce.com, or call 1-800-NO-SOFTWARE.

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